Exhibit 99

FOR IMMEDIATE RELEASE

3M Posts Record Third-Quarter Sales and Earnings per Share

Third-Quarter Highlights:

–                 Organic local-currency sales growth of 3.9 percent

–                 Earnings of $1.98 per share, up 11.2 percent

–                 Operating income margins of 23.4 percent, up 1.4 percentage points year-on-year

–                 Free cash flow conversion of 103 percent

–                 Returned $1.8 billion to shareholders via dividends and gross share repurchases

–                 Acquired remaining 25 percent of Sumitomo 3M for $865 million

ST. PAUL, Minn. – October 23, 2014 - 3M (NYSE: MMM) today reported third-quarter earnings of $1.98 per share, an increase of 11.2 percent versus the third quarter of 2013. Sales grew 2.8 percent year-on-year to $8.1 billion. Organic local-currency sales grew 3.9 percent, acquisitions added 0.1 percent to sales and currency impacts reduced sales by 1.2 percent year-on-year.

Third-quarter operating income was $1.9 billion and operating income margins were 23.4 percent. Net income was $1.3 billion and the company converted 103 percent of net income to free cash flow in the quarter.

3M paid $550 million in cash dividends to shareholders and repurchased $1.2 billion of its own shares during the quarter.

Organic local-currency sales growth was 5.4 percent in Health Care, 4.3 percent in Electronics and Energy, 4.2 percent in Industrial, and 3.1 percent in both Consumer, and Safety and Graphics. On a geographic basis, organic local-currency sales grew 6.0 percent in the U.S., 4.9 percent in Asia Pacific, 0.8 percent in EMEA (Europe, Middle East and Africa) and 0.4 percent in Latin America/Canada.

“This was another strong quarter for 3M,” said Inge G. Thulin, 3M’s chairman, president and chief executive officer. “The 3M team once again delivered broad-based organic growth with operating margins exceeding 22 percent in all businesses. As we look forward, our focus will remain on actively managing the portfolio and strategically investing in the business to continue delivering profitable growth across the company. 3M remains on track to deliver its long-term financial objectives.”

3M updated its 2014 full-year performance expectations. The company now anticipates earnings in the range of $7.40 to $7.50 per share versus a prior expectation of $7.30 to $7.55.  Organic local-currency sales growth is expected to be 4 to 5 percent versus 3 to 6 percent previously. 3M estimates foreign currency impacts will reduce sales by approximately 1.5 percent for the year versus a previous estimate of approximately 1 percent. The company also updated its full-year free cash flow conversion expectation to 95 to 100 percent from a prior range of 90 to 100 percent.

Third-Quarter Business Group Discussion

Industrial

•                  Sales of $2.8 billion, up 3.0 percent in U.S. dollars. Organic local-currency sales increased 4.2 percent and foreign currency translation reduced sales by 1.2 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by aerospace and commercial transportation, 3M purification, automotive OEM, advanced materials, and industrial adhesives and tapes; sales declined in personal care.

•                  Sales growth was strongest in the U.S., followed by Asia Pacific and EMEA; sales declined in Latin America/Canada.

•                  Operating income was $616 million, up 7.9 percent year-on-year; operating margin of 22.2 percent.

Electronics and Energy

•                  Sales of $1.5 billion, up 3.5 percent in U.S. dollars. Organic local-currency sales increased 4.3 percent and foreign currency translation reduced sales by 0.8 percent.

•                  On an organic local-currency basis:

•                  Sales in electronics-related businesses rose 8 percent year-on-year with strong growth in display materials and systems and in electronics materials solutions;  energy-related businesses declined 2 percent.

•                  Strongest growth in Asia Pacific and the U.S.; Latin America/Canada was flat and EMEA declined year-on-year.

•                  Operating income was $338 million, up 12.5 percent year-on-year; operating margin of 22.5 percent.

Safety and Graphics

•                  Sales of $1.4 billion, up 1.3 percent in U.S. dollars. Organic local-currency sales increased 3.1 percent and foreign currency translation reduced sales by 1.8 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by personal safety, and traffic safety and security; sales declined in roofing granules.

•                  Sales rose in the U.S. and EMEA, were flat in Latin America/Canada and declined slightly in Asia Pacific.

•                  Operating income was $340 million, an increase of 8.8 percent year-on-year; operating margin of 23.5 percent.

Health Care

•                  Sales of $1.4 billion, up 4.7 percent in U.S. dollars. Organic local-currency sales increased 5.4 percent, acquisitions (Treo Solutions) added 0.5 percent to sales and foreign currency translation decreased sales by 1.2 percent.

•                  On an organic local-currency basis:

•                  Sales increased across the portfolio, led by double-digit growth in drug delivery systems and health information systems.

•                  Sales grew in all major geographies led by Asia Pacific, Latin America/Canada and the U.S.

•                  Operating income was $432 million, an increase of 1.4 percent; operating margin of 31.0 percent.

Consumer

•                  Sales of $1.2 billion, up 2.1 percent in U.S. dollars. Organic local-currency sales increased 3.1 percent and foreign currency translation reduced sales by 1.0 percent.

•                  On an organic local-currency basis:

•                  Sales grew in DIY, consumer health care and home care; stationery and office supplies declined year-on-year.

•                  Sales rose in Asia Pacific and the U.S. but declined in Latin America/Canada and EMEA.

•                  Operating income was $272 million, up 10.1 percent year-on-year; operating margin of 23.2 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investor.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investor.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S.(for both U.S. and outside the U.S.; access code is 21682154).

The telephone replay will be available until 10:30 a.m. CDT on October 28, 2014.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate, “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond 3M’s control, including natural and other disasters affecting the operations of 3M or its customers and suppliers; (2) 3M’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to 3M’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in 3M’s Annual Report on Form 10-K for the year ended December 31, 2013, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. 3M assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Nine-months ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$8,137	$7,916	$24,102	$23,302

Operating expenses
Cost of sales	4,205	4,148	12,420	12,130
Selling, general and administrative expenses	1,597	1,609	4,875	4,808
Research, development and related expenses	434	420	1,334	1,277

Total operating expenses	6,236	6,177	18,629	18,215

Operating income	1,901	1,739	5,473	5,087

Interest expense and income
Interest expense	28	33	110	113
Interest income	(7)	(10)	(25)	(30)

Total interest expense – net	21	23	85	83

Income before income taxes	1,880	1,716	5,388	5,004

Provision for income taxes	569	471	1,569	1,399

Net income including noncontrolling interest	$1,311	$1,245	$3,819	$3,605

Less: Net income attributable to noncontrolling interest	8	15	42	49

Net income attributable to 3M	$1,303	$1,230	$3,777	$3,556

Weighted average 3M common shares outstanding – basic	645.3	679.8	652.9	686.4
Earnings per share attributable to 3M common shareholders – basic	$2.02	$1.81	$5.78	$5.18

Weighted average 3M common shares outstanding – diluted	657.9	691.8	665.7	697.7
Earnings per share attributable to 3M common shareholders – diluted	$1.98	$1.78	$5.67	$5.10

Cash dividends paid per 3M common share	$0.855	$0.635	$2.565	$1.905

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Sep. 30,	Dec. 31,	Sep. 30,
	2014	2013	2013
ASSETS
Current assets
Cash and cash equivalents	$1,929	$2,581	$2,340
Marketable securities – current	767	756	971
Accounts receivable – net	4,711	4,253	4,594
Inventories	3,945	3,864	3,948
Other current assets	1,329	1,279	1,429
Total current assets	12,681	12,733	13,282
Marketable securities – non-current	1,105	1,453	1,547
Investments	108	122	150
Property, plant and equipment – net	8,499	8,652	8,448
Goodwill and intangible assets – net	8,729	9,033	9,087
Prepaid pension benefits (b)	720	577	24
Other assets (b)	934	980	1,066
Total assets	$32,776	$33,550	$33,604

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$2,119	$1,683	$2,244
Accounts payable	1,796	1,799	1,718
Accrued payroll	728	708	688
Accrued income taxes	382	417	373
Other current liabilities (a)	2,680	2,891	2,416
Total current liabilities	7,705	7,498	7,439
Long-term debt	5,225	4,326	3,533
Pension and postretirement benefits (b)	1,849	1,794	2,694
Other liabilities	1,791	1,984	1,686
Total liabilities	$16,570	$15,602	$15,352

Total equity (a)(b)	$16,206	$17,948	$18,252
Shares outstanding
September 30, 2014: 640,818,842 shares
December 31, 2013: 663,296,239 shares
September 30, 2013: 673,269,679 shares
Total liabilities and equity	$32,776	$33,550	$33,604

(a)              3M has historically declared and paid dividends in the same quarter. In December 2013, 3M’s Board of Directors declared a first-quarter 2014 dividend of $0.855 per share (payable in March 2014). This reduced 3M’s stockholders equity and increased other current liabilities as of December 31, 2013, by approximately $0.6 billion.

(b)              The changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet amounts. In the fourth quarter of 2013, these required annual measurements increased stockholders’ equity by $0.9 billion, decreased pension and postretirement benefits’ long-term liabilities by $0.8 billion, increased prepaid pension benefits’ assets by $0.5 billion, and decreased deferred taxes within other assets by $0.4 billion. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet amounts.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Nine-months ended
	September 30,
	2014	2013
NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,443	$3,824

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,003)	(1,122)
Acquisitions, net of cash acquired	(94)	—
Purchases and proceeds from sale or maturities of marketable securities and investments – net	383	313
Other investing activities	136	107

NET CASH USED IN INVESTING ACTIVITIES	(578)	(702)

Cash flows from financing activities:
Change in debt	1,448	(234)
Purchases of treasury stock	(4,373)	(3,538)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	739	1,372
Dividends paid to shareholders	(1,672)	(1,307)
Purchase of noncontrolling interest (c)	(699)	—
Other financing activities	84	64

NET CASH USED IN FINANCING ACTIVITIES	(4,473)	(3,643)

Effect of exchange rate changes on cash and cash equivalents	(44)	(22)

Net increase (decrease) in cash and cash equivalents	(652)	(543)
Cash and cash equivalents at beginning of year	2,581	2,883

Cash and cash equivalents at end of period	$1,929	$2,340

(c)               This primarily related to the purchase of the remaining noncontrolling interest of Sumitomo 3M Limited from Sumitomo Electric Industries, Ltd. for 90 billion Japanese Yen. The transaction closed on September 1, 2014, for approximately $865 million at closing date exchange rates. Approximately $694 million was recorded as a financing activity in the statement of cash flows while the remainder was recorded as a current liability (paid in October 2014).

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions)

(Unaudited)

	Three-months ended		Nine-months ended
	September 30,		September 30,
Free Cash Flow:	2014	2013	2014	2013

Net cash provided by operating activities	$1,711	$1,151	$4,443	$3,824
Purchases of property, plant and equipment	(369)	(404)	(1,003)	(1,122)

Free Cash Flow (d)	$1,342	$747	$3,440	$2,702

(d)              Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are useful measures of performance and uses these measures as an indication of the strength of the company and its ability to generate cash.

	September 30,	December 31,	September 30,
Net Debt:	2014	2013	2013

Total Debt	$7,344	$6,009	$5,777
Less: Cash and Cash Equivalents and Marketable Securities	3,801	4,790	4,858

Net Debt (e)	$3,543	$1,219	$919

(e)               The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M considers net debt to be an important measure of liquidity and of its ability to meet ongoing obligations. This measure is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies.

	September 30,
Working Capital Index:	2014	2013

Net Working Capital Turns (f)	4.7	4.6

(f)                The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-months ended September 30, 2014
Sales Change Analysis By Geographic Area	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide

Volume – organic	5.8%	4.9%	(0.2)%	(2.8)%	3.2%
Price	0.2	—	1.0	3.2	0.7
Organic local-currency sales	6.0	4.9	0.8	0.4	3.9
Acquisitions	0.2	—	—	—	0.1
Translation	—	(0.8)	(2.1)	(4.3)	(1.2)
Total sales change	6.2%	4.1%	(1.3)%	(3.9)%	2.8%

	Three-months ended September 30, 2014
Worldwide Sales Change Analysis By Business Segment	Organic local- currency sales	Acqui- sitions	Trans- lation	Total sales change

Industrial	4.2%	—%	(1.2)%	3.0%
Safety and Graphics	3.1%	—%	(1.8)%	1.3%
Electronics and Energy	4.3%	—%	(0.8)%	3.5%
Health Care	5.4%	0.5%	(1.2)%	4.7%
Consumer	3.1%	—%	(1.0)%	2.1%

	Nine-months ended September 30, 2014
Sales Change Analysis By Geographic Area	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide

Volume – organic	3.9%	5.9%	2.1%	(1.6)%	3.5%
Price	0.5	0.2	1.0	4.8	1.0
Organic local-currency sales	4.4	6.1	3.1	3.2	4.5
Acquisitions	0.1	—	—	—	—
Divestitures	(0.1)	—	—	—	—
Translation	—	(1.7)	1.2	(7.1)	(1.1)
Total sales change	4.4%	4.4%	4.3%	(3.9)%	3.4%

	Nine-months ended September 30, 2014
Worldwide Sales Change Analysis By Business Segment	Organic local- currency sales	Acqui- sitions	Divest- itures	Trans- lation	Total sales change

Industrial	4.6%	—%	—%	(0.9)%	3.7%
Safety and Graphics	4.1%	—%	—%	(1.7)%	2.4%
Electronics and Energy	4.9%	—%	—%	(0.8)%	4.1%
Health Care	5.6%	0.3%	—%	(0.7)%	5.2%
Consumer	3.3%	—%	(0.2)%	(1.2)%	1.9%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2014, 3M transferred a product line between divisions within different business segments and made other changes within business segments in its continuing effort to improve the alignment of its businesses around markets and customers.

The product move between business segments was as follows:

•              The movement of the Fire Protection product line from the Building and Commercial Services Division (Safety and Graphics business segment) to the Industrial Adhesives and Tapes Division (Industrial business segment). This product move resulted in an increase in net sales for total year 2013 of $73 million in the Industrial business segment offset by a corresponding decrease in the Safety and Graphics business segment.

In addition, other changes within business segments were as follows:

•              The combination of certain existing divisions/departments into new divisions. Within the Electronics and Energy business segment, the new divisions include the Electrical Markets Division (which includes the former Infrastructure Protection Division), and the Electronic Solutions Division (which includes the former 3M Touch Systems, Inc.). Within the Safety and Graphics business segment, the new Commercial Solutions Division was created from the combination of the former Architectural Markets Department, the former Building and Commercial Services Division and the former Commercial Graphics Division.  None of these combinations crossed business segments.

•              The renaming of the former Aerospace and Aircraft Maintenance Division within the Industrial business segment to the Aerospace and Commercial Transportation Division.

•              The movement of certain product lines between various divisions within the same business segment.

Effective in the second quarter of 2014, within the Electronics and Energy business segment, 3M combined three existing divisions into two new divisions. A large portion of both the Electronics Markets Materials Division and the Electronic Solutions Division were combined to form the Electronics Materials Solutions Division, which focuses on semiconductor and electronics materials and assembly solutions. The Optical Systems Division, the remaining portion of the Electronic Solutions Division and a portion of the Electronics Markets Materials Division were combined to form the Display Materials and Systems Division, which focuses on delivering light, color and user interface solutions.

The financial information presented herein reflects, for all periods presented, the impact of these realignments. Refer to 3M's Current Report on Form 8-K furnished on March 5, 2014, and 3M's Current Report on Form 8-K filed on May 15, 2014, for additional information concerning the business segment realignments effective in the first quarter of 2014.

BUSINESS SEGMENT INFORMATION	Three-months ended		Nine-months ended
NET SALES	September 30,		September 30,
(Millions)	2014	2013	2014	2013

Industrial	$2,772	$2,692	$8,363	$8,068
Safety and Graphics	1,448	1,429	4,365	4,262
Electronics and Energy	1,500	1,449	4,233	4,066
Health Care	1,390	1,328	4,180	3,975
Consumer	1,177	1,153	3,395	3,332
Corporate and Unallocated	3	3	5	6
Elimination of Dual Credit	(153)	(138)	(439)	(407)

Total Company	$8,137	$7,916	$24,102	$23,302

BUSINESS SEGMENT INFORMATION	Three-months ended		Nine-months ended
OPERATING INCOME	September 30,		September 30,
(Millions)	2014	2013	2014	2013

Industrial	$616	$571	$1,851	$1,753
Safety and Graphics	340	313	1,011	973
Electronics and Energy	338	300	858	733
Health Care	432	426	1,293	1,247
Consumer	272	247	741	719
Corporate and Unallocated	(63)	(88)	(184)	(249)
Elimination of Dual Credit	(34)	(30)	(97)	(89)

Total Company	$1,901	$1,739	$5,473	$5,087

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products.  Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better.  3M is the innovation company that never stops inventing.  With $31 billion in sales, 3M employs 89,000 people worldwide and has operations in more than 70 countries.

Investor Contacts:	Matt Ginter	Media Contact:	Jocelyn Parker
	3M		3M
	(651) 733-8206		(651) 737-6099

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000